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                                                                  Exhibit (i)(2)


                                                October 31, 2002


State Street Institutional Investment Trust
P.O. Box 1713
Boston, MA 02105-1713

Ladies and Gentlemen:

     We have acted as counsel to State Street Institutional Investment Trust (the "Trust"). In connection with this opinion, we have examined:

     (a) A copy of the Agreement and Declaration of Trust of the Trust, dated February 16, 2000 (the "Declaration of Trust"), certified by the Secretary of the Trust;

     (b) A copy of Amendment No. 1 to the Declaration of Trust, dated February 14, 2002, certified by the Secretary of the Trust;

     (c) A certificate of the Secretary of State of the Commonwealth of Massachusetts dated October 28, 2002 certifying as to the authority of the Trust to exercise in The Commonwealth all of the powers recited in the Declaration of Trust, as amended, and to transact business in The Commonwealth; and that the Trust has filed the necessary certificates required to be filed in The Commonwealth and paid the necessary fees due thereon;

     (d) A copy of the By-Laws of the Trust certified by the Secretary of the Trust;

     (e) A certificate of the Secretary of the Trust dated October 31, 2002 as to, among other things, certain actions of the Trustees of the Trust; and

     (f) Such other certificates, documents, and records as we have deemed necessary for purposes of this opinion.

     In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.

     We have made such examination of Massachusetts law as we have deemed relevant for purposes of this opinion. We express no opinion as to the effect of laws, rules, and regulations of any state or jurisdiction other than The Commonwealth of Massachusetts.
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     You have advised us that the Trust has filed with the Securities and
Exchange Commission a registration statement and amendments thereto (the "Registration Statement") under the Securities Act of 1933, as amended (the "1933 Act"), relating to the issuance of shares of beneficial interest of various series of the Fund, including the State Street Money Market Fund (such shares of beneficial interest of the State Street Money Market Fund referred to herein as the "Shares").

     For purposes of this opinion, we have assumed that all Shares will be offered and sold on the terms, and that the Trust will receive for the sale of such Shares the consideration, set forth in the Registration Statement as in effect at the time of such sale, and that such consideration will be in each case at least equal to the applicable net asset value per Share.

     We assume that appropriate action has been taken to register or qualify the sale of the Shares under any applicable state and federal laws regulating offerings and sales of securities.

     Based upon and subject to the foregoing, we are of the opinion that:

     1. The Trust is a legally organized and validly existing voluntary association with transferable shares of beneficial interest under the laws of The Commonwealth of Massachusetts and is authorized to issue an unlimited number of Shares.

     2. Shares issued and sold after the date hereof will be validly issued, fully paid, and nonassessable by the Trust.

     The Trust is an entity of the type commonly known as a "Massachusetts business trust". Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust. However, the Declaration of Trust, as amended, disclaims shareholder liability for any credit, contract, or claim of or against the Trust or any series of the Trust and requires that notice of such disclaimer be given in every note, bond, contract, instrument, certificate, or undertaking made or issued on behalf of the Trust by its Trustees or officers or otherwise. The Declaration of Trust, as amended, provides for indemnification out of the property of the series in question for all loss and expense of any shareholder of that series held personally liable for the obligations of the series solely by reason of his being or having been a shareholder of the series. Thus, the risk of a shareholder's incurring financial loss on account of shareholder liability is limited to circumstances in which the series in question itself would be unable to meet its obligations.

     We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                  Very truly yours,

                                                  /s/ Ropes & Gray
                                                  Ropes & Gray